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                                 PIXTECH, INC.

                                                                    EXHIBIT 99.1

            IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

                                  March 1997

     From time to time, PixTech through its management may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning projected plans, performance, product development and commercialization as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended, in press releases or in oral statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as enacted by the Private Securities Litigation Reform Act of 1995.

     The Company wishes to caution readers not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. In addition, the Company wishes to advise readers that the factors listed below, as well as other factors not currently identified by management, could affect the Company's financial or other performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

     The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events which may cause management to re-evaluate such forward-looking statements.

     In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements of the Company made by or on behalf of the Company.

     Development Stage of the Company; History of Operating Losses. The Company is a development stage company and has been engaged principally in research and development activities since its incorporation in 1992. The Company has incurred operating losses in every quarter since inception. The Company does not anticipate receiving any significant revenues from the sale of its products or from license royalties until the commencement of volume production by the Company or one or more of the Company's licensees. The development and commercialization of its products will require substantial expenditures by the Company for the foreseeable future. The Company expects to continue to incur operating losses, and there can
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be no assurance that the Company will be profitable in the future. The magnitude and duration of the Company's losses will depend on a number of factors within and outside of the Company's control, including the Company's ability to expand the FED Alliance and the rate at which it can successfully manufacture and commercialize its FEDs, if at all, and the related costs of such efforts. Successful commercialization of such displays will in turn depend on a number of factors.

     Dependence on Products and Manufacturing Processes Under Development. The Company's future success depends on the successful development and production of field emission display products by the Company and its licensees. The Company's products and its manufacturing processes are in the early stages of development and testing, and the Company has only limited quantities of products, manufactured at its pilot manufacturing facility, that are available for sale incorporating the Company's technology. The Company's products and manufacturing processes will require significant additional development prior to volume product commercialization, and no assurance can be given that the results of such development efforts will be successful. Even if the Company is successful in completing the development of its products and manufacturing processes, no assurance can be given that the favorable characteristics demonstrated by its current prototypes will be reproduced on a cost-effective basis in commercial production. The Company has to date encountered a number of delays in the development of its products and processes. No assurance can be given that further delays will not occur. Any significant delays could prevent the Company from capitalizing on market opportunities, and could have a material adverse effect on the Company.

     Limited Manufacturing Experience and Capability. The Company's future operating results are highly dependent on its ability to manufacture, or to contract with a third party to manufacture, medium volumes of displays at commercially viable yields. The Company's manufacturing processes are in the early stages of development and testing by the Company. There can be no assurance that the Company will be able to successfully complete the development of such processes.

     Moving from pilot production to medium volume production involves a number of steps and challenges. The Company currently is pursuing a strategy of contracting with a third party for the manufacture of its displays. There can be no assurance that the Company will be successful in negotiating and entering into such a contract. Increasing production beyond medium volume levels would also involve substantial investment and time for the design and acquisition of new facilities and custom equipment by the Company or a contract manufacturer for the Company. Should the Company experience delays or difficulties in establishing or operating its manufacturing facilities or contracting with a third party for the manufacture of its displays, the Company would be materially adversely affected.

     The Company's manufacturing process involves many complex steps, each of which is essential to the production of commercial volumes of the Company's products at commercially viable yields. The Company's technology requires manufacturing to extremely fine tolerances and maintenance of an extremely clean environment during most steps of the manufacturing process. Minute impurities or defects in materials used as well as other production problems can significantly reduce production yield. If the Company is unable to successfully implement and manage these complex manufacturing processes, the Company would be adversely affected.

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     Substantial Future Capital Needs; Availability of Capital. The Company will require substantial funds to conduct research, development and testing, to develop and expand commercial scale manufacturing systems and to market any resulting products. Changes in technology or a growth of sales beyond currently anticipated levels will also require further investment. The Company's capital requirements will depend on many factors, including the rate at which the Company can develop its products, the market acceptance of such products, the levels of promotion and advertising required to launch such products and attain a competitive position in the marketplace, and the response of competitors to the Company's products. To the extent that the Company's existing available funds and internally generated funds are insufficient to fund the Company's operating requirements, it may be necessary for the Company to seek additional funding either through licensing agreements, collaborative arrangements or through public or private financing. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, dilution to the existing stockholders may result. If adequate funds are not available, the Company would be materially adversely affected, and, as a result, the Company may be required to curtail its operations.

     Dependence on FED Alliance. A fundamental element of the Company's business strategy has been the formation of the FED Alliance with leading companies that have proprietary display related technology, as discussed elsewhere in the Company's reports under the Securities Exchange Act of 1934, as amended. Future technology transfer payments to the Company under the FED Alliance agreements are based on the achievement by specified dates of certain technical, manufacturing and marketing milestones. There can be no assurance as to whether or when such milestones will be attained.

     The Company will be entitled to royalty revenue under the FED Alliance agreements only to the extent the members of the FED Alliance successfully incorporate the cross-licensed technology into products, succeed in manufacturing products in volume, and successfully commercialize such products. The Company's future success is substantially dependent on such revenues and on the technological and marketing benefits the FED Alliance is intended to provide.

     The success of the FED Alliance is dependent upon the general business condition of each of the members, each member's commitment to the relationship, and the skills and experience of such member's employees who are responsible for the relationship. A decision by any member of the FED Alliance to limit or terminate its development efforts in the area of field emission displays could have a material adverse effect on the Company, and the Company could lose a material portion of its revenue base while still bearing significant fixed costs. The withdrawal of a member of the FED Alliance would also result in the Company's inability to obtain access to any further improvements in FED technology developed by the withdrawing member after such withdrawal.

     The Company plans to expand the FED Alliance by entering into contracts with three additional companies. There can be no assurance that the Company will be successful in entering into such contracts.

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     Competition and Competing Technologies. The market for flat panel display products is intensely competitive and is expected to remain intensely competitive. The market is currently dominated by products utilizing liquid crystal display technology. LCD technology has continued to improve, and there can be no assurance that advances in LCD technology will not overcome its current limitations. Certain LCD manufacturers, such as Sharp, NEC and Hitachi, have substantially greater name recognition and financial, technological, marketing and other resources than the Company, and LCD manufacturers have made and continue to make substantial investments in improving LCD technology and manufacturing processes and in the construction of manufacturing facilities for displays. The Company believes that over time this will have the effect of reducing average selling prices of FPDs. In addition, the recent substantial increases in world-wide manufacturing capacity of FPDs and the entrance of new competitors in the FPD market may cause over-supply conditions leading to dramatic reductions in the price of FPDs. In order to effectively compete, the Company could be required to increase the performance of its products or to reduce prices. In the event of price reductions, the Company's ability to maintain gross margins would depend on its ability to reduce its cost of sales.

     There are a number of domestic and international companies developing and marketing display devices using alternative technologies, such as vacuum fluorescent displays, electroluminescent panels and plasma panels. In addition, some of the basic FED technology is in the public domain and, as a result, the Company has a number of potential direct competitors developing FED displays. Although the Company has proprietary rights to significant technological advances in FED technology, there can be no assurance that such potential competitors have not developed or will not develop comparable or superior FED technology. Many of these developers of alternative FPD and competing FED technologies have substantially greater name recognition and financial, research and development, manufacturing and marketing resources than the Company, and have made and continue to make substantial investments in improving their technologies and manufacturing processes. The members of the FED Alliance may also sell FED products based on the cross-licensed technology of the FED Alliance in markets that the Company has targeted or will target for sales of its own FED products.

     The Company's technology and products are still in the development stage, and there can be no assurance that the Company's competitors will not succeed in developing products that outperform the Company's displays or that are more cost effective. In the event that efforts by the Company's competitors result in the development of products that offer significant advantages over the Company's products, and the Company is unable to improve its technology or develop or acquire alternative technology that is more competitive, the Company would be adversely affected.

     No Assurance of Market Acceptance. The potential size and timing of market opportunities targeted by PixTech and the members of the FED Alliance are uncertain. The Company anticipates marketing its displays to original equipment manufacturers ("OEMs"), and its success will depend on whether OEMs select the Company's products for incorporation into their products and upon their successful introduction of such products, as well as the successful commercialization of products developed by members of the FED Alliance. There can be no assurance that demand for any particular product will be sustained or that new markets will develop as expected by the Company, or at all. The failure of existing and new markets to

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develop as expected by the Company or to be receptive to PixTech's products would have a material adverse effect on the Company.

     The time frame necessary to achieve market success for any individual product is long and uncertain. The introduction of new products is subject to the inherent delays caused by the need to have such products selected by an OEM and designed into the OEM's products. Factors affecting the length of this delay include the size of the manufacturer, the type of application, and whether the displays are being designed into new products or fitted into existing applications. For certain products, this delay attributable to a manufacturer's design cycle may be a year or longer. If volume production of such products is delayed for any reason, the Company's competitors may introduce new technologies or refine existing technologies which could materially adversely affect the market acceptance of the Company's products. Although the Company has made efforts to design its products to be compatible with the electronic products with which they will be used and has targeted smaller markets where the design cycle may be shorter, unforeseen difficulty in incorporating the Company's products and technology would adversely impact market acceptance of the Company's products. The Company also expects that the OEMs to which it will market its products will require manufacturing quality assurance and controls and evidence of the Company's ability to manufacture adequate quantities of displays on a timely and reliable basis.

     Patents and Protection of Proprietary Technology. The Company's ability to compete effectively with other companies will depend, in part, on the ability of the Company to maintain the proprietary nature of its technology. Although the Company has been granted, has filed applications for and has been licensed under a number of patents in the United States and foreign countries, there can be no assurance as to the degree of protection offered by these patents, as to the likelihood that pending patents will be issued or as to the validity or enforceability of any issued patents. Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, the Company cannot be certain that it was the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions.

     Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with the Company's ability to make and sell its products. The Company has not conducted an independent review of patents issued to third parties. In addition, because of the developmental stage of the Company, claims that the Company's products infringe on the proprietary rights of others are more likely to be asserted after commencement of commercial sales incorporating the Company's technology. Although the Company believes that its products do not infringe the patents or other proprietary rights of third parties, there can be no assurance that other third parties will not assert infringement claims against the Company or that such claims will not be successful. There can also be no assurance that competitors will not infringe the Company's patents. Even successful defense and prosecution of patent suits are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products. Further, with

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respect to licensed patents, which, in the case of the Company, represent a significant portion of the Company's proprietary technology, the defense and prosecution of patent suits may not be in the Company's control. An adverse outcome in a suit in which the Company asserts its patent rights could result in the loss of such rights, and could subject the Company to substantial costs and diversion of Company resources.

     The Company also relies on unpatented proprietary technology which is significant to the development and manufacture of the Company's displays, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's unpatented technology. To protect its trade secrets and other proprietary information, the Company requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If the Company is unable to maintain the proprietary nature of its technologies, the Company could be adversely affected.

     Dependence on Suppliers. The Company has and will continue to rely on outside vendors to manufacture (i) certain electronic components and subassemblies used in the production of the Company's products, (ii) certain specialized materials, including phosphors and (iii) key pieces of manufacturing equipment. Certain components, subassemblies, services, materials and equipment necessary for the manufacture of the Company's products are obtained from a limited group or suppliers. The Company's reliance on a limited group of suppliers involves several risks, including a potential inability to obtain an adequate supply of required products and services, and services, and reduced control over the price, timeliness of delivery, reliability and quality of finished products. The Company generally does not have any long-term supply agreements with electronics suppliers. Certain of the Company's suppliers have relatively limited financial and other resources. Any inability to obtain timely deliveries of products and services having acceptable qualities or any other circumstance that would require the Company to seek alternative sources of supply or to manufacture its own electronic components, subassemblies and manufacturing equipment internally, could delay the Company's ability to ship its products. Any such delay could damage relationships with customers and such delay could have a material adverse effect on the Company.

     Dependence on Key Personnel; Hiring Skilled Personnel. The Company is dependent on certain members of its management and engineering staff. No employee, including key scientific and management personnel, is bound to any specific term of employment. Although the Company currently maintains a key man life insurance policy on the life of Jean-Luc Grand-Clement, the loss of the services of one or more key individuals, including Mr. Grand-Clement, could have a material adverse effect on the Company. The Company's success will also depend on its ability to attract and retain other highly qualified scientific, marketing, manufacturing and other key management personnel. The Company faces competition for such personnel, and there can be no assurance that the Company will be able to attract or retain such personnel.

     In addition, the production of FEDs will require employees skilled in highly technical and precise production processes with expertise specific to the processes involved in FED

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production. There can be no assurance that the Company will be able to adequately staff the Montpellier facility with qualified personnel to support volume manufacturing. If the Company is unable to hire and train adequate numbers of skilled employees, the Company would be adversely impacted.

     Management of Growth. In order to achieve its objectives, the Company will need to expand its business rapidly and add sales, marketing, manufacturing, administrative and management personnel, as well as establish and manage its international operations. The Company has had little or no experience with the manufacturing, sales or marketing of its products. These demands are expected to require the addition of new management and the development of additional expertise by existing management. The Company's ability to manage growth effectively will also require it to continue to implement and improve its operational and financial systems and to hire and train new employees. The failure to manage growth effectively could have a material adverse effect on the Company. In addition, the Company may consider acquisitions of complementary businesses, and the Company's results of operations could be adversely affected if the Company were to encounter difficulties or unexpected costs in integrating the operations of any such acquired businesses.

     Risks Associated with International Operations. The Company's facilities are currently located in France. In addition, currently one of the members of the FED Alliance is located in Japan, and the Company anticipates that the two future members of the FED Alliance will be located outside of the United States. The Company's international operations are therefore subject to inherent risks, including unexpected changes in regulatory requirements and tariffs and difficulties in staffing and managing foreign operations. Although a significant portion of the Company's revenues are expected to be denominated in U.S. dollars, a substantial portion of the Company's operating expenses will be denominated in French francs. Gains and losses on the conversion to U.S. dollars of assets and liabilities denominated in French francs may contribute to fluctuations in the Company's results of operations, which are reported in U.S. dollars. Finally, the laws of certain countries do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on the Company.

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